Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2017, with respect to the consolidated balance sheets of Liberty Broadband Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and  equity, for each of the years in the three-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus on Form S-4.

/s/ KPMG LLP

Denver, Colorado

September 25, 2017